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                                                                   EXHIBIT 10.8


                          SUPPLEMENTAL SLMA EMPLOYEES'
                              THRIFT & SAVINGS PLAN



1.  PURPOSE

         The Student Loan Marketing Association's Supplemental SLMA Employees' Thrift & Savings Plan (the "Supplemental Thrift & Savings Plan" or "Supplemental Plan") provides supplementary benefits to certain designated Employees who are or who become eligible for benefits under the SLMA Employees' Thrift & Savings Plan (the "Thrift & Savings Plan"). The Supplemental Thrift & Savings Plan is intended to qualify as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of Title I of the Employee Retirement Income Security Act of 1974, as amended. It is intended that the Supplemental Thrift & Savings Plan remain at all times an unfunded plan.

2.       DEFINITIONS

         Except as otherwise indicated in this Section, or as may be clearly required by the context, capitalized terms that are used in this Supplemental Plan shall have the same meaning as assigned to them in the Thrift & Savings Plan.

         2.1 "Code" means the Internal Revenue Code of 1986, as amended, and includes any regulations, rulings or procedures issued thereunder.

         2.2 "Committee" means the Thrift & Savings Plan Committee as defined in the Thrift & Savings Plan.





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         2.3  "Corporation" means the Student Loan Marketing  Association, or any other person, firm or corporation which may succeed to the business of the Student Loan Marketing Association by merger, consolidation or otherwise, and which, by appropriate action, shall adopt the Supplemental Thrift & Savings Plan, or any wholly-owned subsidiary of the Student Loan Marketing Association (or such successor), which adopts the Supplemental Thrift & Savings Plan and becomes a party to it with the approval of the Board of Directors.

         2.4 "Employee" means any Employee of the Corporation who is eligible to participate in the Thrift & Savings Plan and is covered under the Supplemental Thrift & Savings Plan.

         2.5 "Thrift & Savings Plan" means the SLMA Employees' Thrift & Savings Plan as amended from time to time.


3.       EFFECTIVE DATE

         The effective date of the Supplemental Thrift & Savings Plan is January 1, 1983. By action of the Board of Directors on May 22, 1987, the Plan was amended and restated, effective as of January 1, 1987. By action of Board of Directors on July 21, 1989, the Plan was amended and restated in its entirety effective January 1, 1989.


4.       COVERAGE

         Those individuals who are participants in the Thrift & Savings Plan and whose contributions, or contributions on their behalf, to such Plan may be limited as a result of the limitations imposed by sections 402, 401(k)(3), and 415(c)(1) of the Internal Revenue Code and further, who are designated by the President and Chief Executive Officer, shall be covered





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Employees, eligible to participate in the Supplemental Plan.  Covered Employees will be so advised and an account established in their names on the books of the Corporation (Employee Supplemental Thrift & Savings Plan Account).


5.       COMPUTATION AND PAYMENT OF SUPPLEMENTARY PLAN BENEFITS

         5.1 As described below, the covered Employee's Supplemental Thrift & Savings Plan Account shall consist of the Deferred Salary Subaccount and the Imputed Annual Additions Subaccount. Imputed Earnings shall be allocated to each Subaccount as provided in Section 5.4.

         5.2 Deferred Salary is that percentage of Compensation which a covered Employee elects to defer under the Supplemental Thrift & Savings Plan. Such an election is applicable only with respect to as yet unearned amounts of Compensation and, once made, is irrevocable with respect to amounts deferred. Subject to such other rules as the Committee may prescribe, an Employee's election to defer a percentage of his Compensation under the Supplemental Plan shall be made, changed, or suspended, on a prospective basis, at such time and in such manner as elections are made with regard to Employer Basic Contributions under the Thrift & Savings Plan. In no event shall the percentage of Compensation deferred as Deferred Salary under the Supplemental Plan, for any calendar year, exceed 6 percent of the Employee's Compensation for that year, less the percentage of Compensation deferred for that year under the Thrift & Savings Plan as Employer Basic Contributions.

         Amounts of Deferred Salary shall be credited to an Employee's Supplemental Thrift & Savings Plan Deferred Salary Subaccount at the same time that such amounts would have been





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credited to the Employer Basic Contribution Account had they been treated as
Employer Basic Contributions under the Thrift & Savings Plan. Notwithstanding the foregoing, effective January 1, 1989, a covered Employee shall be permitted to defer amounts of Deferred Salary under this Section 5.2 for a calendar year only if: (a) the Employee has deferred the maximum amount of Employer Basic Contributions under Section 402 of the Code to the Thrift & Savings Plan, or
(b) the Employee has deferred the maximum amount of Employer Basic Contributions under Section 401(k)(3) to the Thrift & Savings Plan, as determined by the plan administrator of the Thrift & Savings Plan, or c) contributions on behalf of the Employee to the Thrift & Savings Plan have reached the maximum amount under Section 415(c)(1), whichever limit is applicable. These restrictions in specific, and the terms of the Plan in general, shall be interpreted by the Committee in such a way as to ensure that the Supplemental Plan does not violate the prohibitions of Section 401(k)(4)(A) of the Code.

         5.3  Imputed Annual Additions shall consist of  the following amounts:

                 (a) For each dollar of Deferred Salary credited to the Employee's Supplemental Thrift & Savings Plan Deferred Salary Subaccount under this Supplemental Plan, there shall be credited to the Employee's Supplemental Thrift & Savings Plan Imputed Annual Additions Subaccount an Imputed Annual Addition equal in amount to the Employer Matching Contribution that would have been made under the Thrift & Savings Plan had the Deferred Salary amounts been contributed to the Thrift & Savings Plan as Employer Basic Contributions, and had dollar limit of Code Section 402(g), the nondiscrimination limitations of Code





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         Section 401(k) and (m), the limit of Code Section 415(c)(1), or any other similar restriction not applied to the Thrift & Savings Plan.

                 (b) Once an Employee has, during a calendar year, deferred at least the maximum amount prescribed for such year pursuant to Section 402(g) of the Code as Employer Basic Contributions to the Thrift & Savings Plan, or, effective January 1, the 1988, as Employer Basic Contributions to the Thrift & Savings Plan, Deferred Salary to the Supplemental Plan, or some combination of both, the Employee shall not be required to make any further deferrals under the Supplemental Plan in order to be credited with Imputed Annual Additions for that year. Notwithstanding the foregoing, effective January 1, 1989, the foregoing condition shall be satisfied only if an Employee has, during a calendar year, deferred the maximum amount allowed for such year as Employer Basic Contributions to the Thrift & Savings Plan pursuant to
         Section 401(k)(3), Section 402(g), or Section 415(c)(1) of the Code. In the event the preceding condition is satisfied, if the amount of the Employee's Deferred Salary falls short of the maximum permitted under Section 5.2, an Imputed Annual Addition shall be credited to the Employee's Supplemental Thrift & Savings Plan Imputed Annual Additions Subaccount for that year equal to the additional amount that would have been credited under paragraph (a) if the Employee had elected to defer the amount of Deferred Salary equal to the shortfall. Solely for purposes of determining the amount of Imputed Annual Additions under the prior sentence, the rate at which





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         such Deferred Salary shortfall is deemed to be credited in that calendar year shall be determined by reference to the deferral percentage that was last in effect for that Employee under the Supplemental Plan during that year, or if no Salary Deferrals were made in such year, the deferral percentage last in effect for the Employee under the Thrift & Savings Plan. In no event shall an Employee be credited under both this paragraph (b) and paragraph (a) for Imputed Annual Additions with respect to the same amount of Deferred Salary.

         The Employee's Supplemental Thrift & Savings Plan Imputed Annual Additions Subaccount shall be credited with Imputed Annual Additions at the same times that such amounts would have been credited under the Thrift & Savings Plan if they had been Employer Matching Contributions, and the Deferred Salary giving rise to such amounts had been Employer Basic Contributions under the Thrift & Savings Plan.

         5.4 In general, the amount of Imputed Earnings shall reflect the investment performance of the Thrift & Savings Plan, as if Salary Deferrals and Imputed Annual Additions were invested in the investment funds under the Thrift & Savings Plan. Imputed Earnings on an Employee's Supplemental Thrift & Savings Account shall be credited or charged (if negative) as follows:

                 (a) As a general rule, an Employee's Supplemental Thrift & Savings Plan Account shall be deemed credited in the same proportions and to the same funds as his Thrift & Savings Plan Employee Account, and, specifically, his Imputed Earnings shall be calculated based on the investment performance of the Employee's Thrift & Savings Plan Employee Account. Notwithstanding the





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         foregoing, however, at the same times as allowed under the Thrift &
         Savings Plan, and subject to the same rules, the Employee may request that his Supplemental Thrift & Savings Account be deemed to be credited for these purposes to the investment funds then offered under the Thrift & Savings Plan in accordance with the Employee's specific direction. In such event, the Employee's directions for the "investment" of his Supplemental Thrift & Savings Account shall be subject to restrictions similar to those on investment and reinvestment that apply under the Thrift & Savings Plan. The Corporation may refuse to follow an Employee's "investment" direction on a prospective basis or refuse to continue to calculate the amount of Imputed Earnings based on the investment performance of the Employee's Thrift & Savings Plan Employee Account; in either case, subsequent Imputed Earnings shall be based on the rate of return afforded by 90-day Treasury bills. In no event shall amounts credited to the Employee's Supplemental Thrift & Savings Account be subject to loans.

                 (b) Imputed Earnings shall be credited and charged to the Employee's Supplemental Thrift & Savings Plan Subaccounts at the same time and at the same rate as credits or charges are made to Employee Accounts under the Thrift & Savings Plan. As of each Valuation Date, Imputed Earnings shall be allocated proportionately to the Employee's Deferred Salary Subaccount and the Employee's Imputed Annual Additions Subaccount, based on the values credited to such Subaccounts as of the last preceding Valuation Date.





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         5.5  An Employee shall at all times be fully vested in the amount credited to his Deferred Salary Subaccount. An Employee shall be vested in that portion of the amount credited to his Imputed Annual Additions Subaccount that corresponds to his vesting percentage under the Thrift & Savings Plan. Distribution of such vested amounts shall be made in accordance with the following rules:

                 (a) benefits from the Supplemental Thrift & Savings Plan shall be paid in a lump sum, based on the value of the vested portion of the Employee's Supplemental Thrift & Savings Plan Account as determined in accordance with Sections 5.2, 5.3, and 5.4 above. Payment shall be in the form of cash, or a combination of cash and non-voting common stock of the Student Loan Marketing Association, as requested by the Employee, subject to such rules as the Committee may prescribe. Payment shall be made as soon as practicable following the quarterly Stock Valuation Date or December 31 coinciding with or next following the Employee's termination of service for retirement or otherwise, disability, or death. The amount of the distribution shall be the value of the nonforfeitable portion of the amount credited to the Employee's Supplemental Thrift & Savings Plan Account as of the applicable date above and conversion of such value into non-voting common stock of the Student Loan Marketing Association shall be based on the stock value as of such applicable date.

                 (b) In the event of a substantial, unforeseen hardship, an Employee, or if applicable, a beneficiary who succeeds to the Employee's interest in the Plan





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         following the Employee's death, may submit to the Committee a request for an early distribution. Such request shall be in writing and shall advise the Committee of the circumstances of the hardship. The Committee, in its sole discretion, may agree to accelerate the distribution of all or part of the Employee's vested portion of his Supplemental Thrift & Savings Plan Account. Should the Committee agree, such an early distribution shall be made as soon as practicable after the Valuation Date immediately following the date on which the Committee agreed to the early distribution. For these purposes, the value of the vested portion of the Employee's Supplemental Thrift & Savings Plan Account shall be determined as of the Valuation Date specified above. Any part of the Employee's Supplemental Thrift & Savings Plan Account that is vested and that is not distributed under this early distribution provision shall be distributed in accordance with the general distribution rule in this Plan. In addition, a distribution of Deferred Salary under this provision shall not deprive the Employee (or his beneficiary, if applicable) of any credit that otherwise would have been provided under Section 5.3 with respect to such Deferred Salary.

                 For purposes of this paragraph (b), a substantial unforeseen hardship is a severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Employee or beneficiary, if applicable. To the extent such hardship is or may be relieved: (1) through reimbursement or compensation by insurance or





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         otherwise, (2) by liquidation of assets, to the extent the liquidation of such assets would not in itself cause severe financial hardship, and (3) by cessation of deferrals under the Plan, early distribution may not be made. Distributions of amounts because of an unforeseen hardship may only be permitted to the extent reasonably necessary to satisfy the hardship. Examples of what are not considered to be unforeseeable hardships include the need to send an Employee's child to college or the desire to purchase a home.

                 (c) Payment shall be made to the Employee, or in the event of his death, his beneficiary. In no event may the Employee or, if applicable, the beneficiary, elect to defer receipt of payment under this Supplemental Thrift & Savings Plan once such payment is due. Additionally, except as provided in paragraph (b) above, no amounts credited to said Account shall be subject to withdrawal while the Employee continues as an officer or Employee of the Corporation. Amounts payable hereunder shall be reduced by all amounts required to be withheld under appropriate State or Federal law.

         5.6 The Employee shall not be credited with any Deferred Salary or Imputed Annual Additions under the Supplemental Thrift & Savings Plan during periods when a contribution could not be made under the Thrift & Savings Plan because the Employee was suspended from participation in the Thrift & Savings Plan or to the extent that, pursuant to applicable rules and regulations of the Internal Revenue Service, such amounts may not be credited under the Supplemental Plan because of a hardship distribution under the Thrift & Savings Plan.





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Additionally, the Employee shall not be credited with any Imputed Annual
Additions under the Supplemental Plan during periods when the Corporation did not make contributions to the Employee's Employer Matching Account under the Thrift & Savings Plan by operation of the provisions of the Thrift & Savings Plan, or for periods when the Employee could have contributed to the Thrift & Savings Plan but decided not to.

         5.7 For purposes of this Supplemental Thrift & Savings Plan, the Employee's beneficiary shall be deemed to be the same person(s) as designated by the Employee under the Thrift & Savings Plan unless the Employee elects otherwise by designating a different person or persons on such form and in such manner as the Committee may specify.

         5.8 Unless expressly provided, no amounts payable hereunder shall be deemed to be compensation for purposes of computing benefits payable under any other plan of compensation or benefit by the Corporation.


6.       SOURCE OF PAYMENT

         All benefits under the Supplemental Thrift & Savings Plan shall be paid from the general treasury of the Corporation, and no special or separate fund shall be established or other segregation of assets made to assure such payments. Nothing contained in the Supplemental Thrift & Savings Plan shall create a trust of any kind. In the event that any Employee or other person acquires a right to receive payments from the Corporation under the Supplemental Thrift & Savings Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.





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7.       TAX PAYMENTS

         With respect to the amount of Supplemental Plan benefits credited to an Employee as of May 22, 1987, the Corporation agrees to pay the Employee an amount equal to the difference between the Federal income taxes due on such amount when distributed under this Supplemental Thrift & Savings Plan and the Federal income taxes which would have been due if such amount had been paid from the tax-qualified Thrift & Savings Plan. For purposes of computing the payment due under this Section, it shall be assumed that any distribution of the May 22, 1987, amount is made on top of all other income received by the Employee during the taxable year of distribution. The Corporation also agrees to pay any additional Federal income taxes which may be due as the result of the agreement to pay the tax hereunder, so that the taxpayer will be in the same position in which he/she would have been had the distribution been made from a tax-qualified plan. This Section shall not apply with respect to Supplemental Plan benefits credited after May 22, 1987, (i.e., any credits to the Employee's Supplemental Thrift & Savings Plan Account, including any credits attributable to Imputed Earnings, after May 22, 1987).

8.       COMMITTEE

         The Supplemental Thrift & Savings Plan shall be administered by the Committee, which shall have full power, discretion and authority to interpret, construe and administer the Supplemental Thrift & Savings Plan and any part thereof, and the Committee's interpretation and construction hereof, and actions thereunder, shall be binding on all persons for all purposes. The Committee may employ legal counsel, consultants, actuaries and agents as it may deem desirable in the administration of the Supplemental Thrift & Savings Plan and may rely on the opinion of





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such counsel or the computations of such consultants.  The Committee shall provide for the keeping of detailed, written minutes of its actions.


9.   INTERESTS NOT TRANSFERABLE

         The interest of any Employee, the Employee's spouse or the Employee's beneficiary or beneficiaries under the Supplemental Thrift & Savings Plan is not subject to the claims of creditors and may not be voluntarily or involuntarily sold, transferred, assigned, alienated or encumbered.


10.  AMENDMENT AND TERMINATION

         The Supplemental Thrift & Savings Plan may at any time be amended, suspended or terminated, in whole or in part, by the Corporation. No such action shall adversely affect the contractual promise of the Corporation to pay to the Employee the amount accrued under the Supplemental Thrift & Savings Plan as of the date of such action, as determined by the Committee. Notwithstanding the foregoing, the Supplemental Plan may at any time be amended in such a way as is necessary to ensure that the requirements of Section 401(k)(4)(A) of the Code are satisfied so that the qualified status of the Thrift & Savings Plan is preserved.


11.  LIMITATION OF RESPONSIBILITY

         Neither the establishment of the Supplemental Thrift & Savings Plan, any modifications thereof, nor the payment of any amounts under the Supplemental Thrift & Savings Plan shall be construed as giving to any Employee or other person any legal or equitable right against the Corporation, the Board of Directors of the Corporation, the Committee, or any officer or





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Employee thereof, except as herein provided.

         Nothing in the Supplemental Thrift & Savings Plan shall confer upon any employee of the Corporation any right to continued employment, or interfere with the right of the Corporation to terminate his or her employment at any time, for any reason.


12.  INDEMNITY

         The Corporation may, consistent with applicable law, indemnify members of the Committee from any liability, loss or other financial consequence with respect to any act or omission relating to the Supplemental Thrift & Savings Plan to the same extent and subject to the same conditions as specified in the indemnity provisions contained in the By-Laws and Regulations of the Student Loan Marketing Association.


13.  CLAIMS FOR BENEFITS UNDER THIS PLAN

         In general, distributions under the Supplemental Plan are automatic and no claim for benefits need be filed. However, an Employee may submit a claim for benefits under this Plan in writing to the Committee. If such claim for benefits is wholly or partially denied, the Committee shall, within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the Employee of the denial of the claim. Such notice of denial: (1) shall be in writing, (2) shall be written in a manner calculated to be understood by the Employee, and (3) shall contain (a) the specific reason or reasons for denial of the claim; (b) a specific reference to the pertinent Supplemental Plan provisions upon whic//h the denial is based; (c) a description of any additional material or information necessary for the Employee to perfect the claim; and (d) an





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explanation of the Supplemental Plan's claims review procedure.  This 90-day period may be extended if circumstances require additional time, but in no event shall the extension period be more than 90 days. The Employee shall be notified of the extension before the end of the initial 90-day period.

         Within 60 days of the Employee's receipt of the written notice of denial of the claim, or such later time as shall be deemed reasonable under the circumstances, or if the claim has not been granted within a reasonable period of time, the Employee may file a written request with the Committee asking that it conduct a full and fair review of the denial of the Employee's claim for benefits. Such review may include the holding of a hearing if deemed necessary by the reviewing party. In connection with the Employee's appeal of the denial of his benefit, the Employee may review pertinent documents and may submit issues and comments in writing.

         The Committee shall deliver to the Employee a written decision on the claim promptly, but not later than 60 days after the receipt of the Employee's request for review, except that if there are special circumstances (such as the need to hold a hearing) which require an extension of time for processing, the 60-day period shall be extended to 120 days. Such decision shall: (1) be written in a manner calculated to be understood by the Employee, (2) include specific reasons for the decision, and (3) contain specific references to the pertinent Plan provisions upon which the decision is based.


14.  MISCELLANEOUS

         14.1 Facility of Payment. If it shall be found that (a) a person entitled to receive any





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payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefore, and (b) another person or an institution is then maintaining or has custody of such person, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (b) above, and the release of such other person or institution shall be a valid and complete discharge for the payment.

         14.2 Notice of Address. Each person entitled to benefits under the Plan must file with the Committee, in writing, his post office address and each change of post office address. Any communication, statement, or notice addressed to such person at such address shall be deemed sufficient for all purposes of the Plan, and there shall be no obligation on the part of the Corporation or the Committee to search for or to ascertain the location of such person.

         14.3 Data. Each person entitled to benefits under the Plan must furnish to the Committee such documents, evidence, or other information as the Committee considers necessary or desirable for the purposes of administering the Plan or to protect the Plan. The Committee shall be entitled to rely on representations made by Employees, spouses and beneficiaries with respect to age, marital status and other personal facts, unless it knows said representations are false.

         14.4 Tax Determinations. Notwithstanding any other provision to the contrary herein, in the event of a determination, as defined in section 1313(a) of the Internal Revenue Code, that any Employee is subject to Federal income taxation on amounts deferred under this Plan, the amounts that are includable in the Employee's federal gross income shall be distributed to such Employee upon the receipt by the Corporation of notice of such determination.





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